Exhibit 2.7

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of 31 December 2020, Gold Fields Limited (the Company, Gold Fields, we, us, and our) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the Exchange Act):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Depositary Shares, each representing one ordinary share	GFI	New York Stock Exchange
Ordinary shares of no par value each		New York Stock Exchange*

*	Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Capitalised terms used but not defined herein have the meanings given to them in Gold Fields’ annual report on Form 20-F for the fiscal year ended 31 December 2020.

Ordinary shares

Item 9.A.3 Pre-emptive rights

Issue of additional shares

In accordance with the provisions of the JSE Listings Requirements and the Gold Fields MOI, the Board shall not have the power to issue authorised shares other than:

•	the issue of capitalisation shares or the offer of a cash payment in lieu of awarding capitalisation shares;

•	issues in respect of a rights offer; and

•	issues which do not require the approval of shareholders in terms of the Companies Act or the JSE Listings Requirements, without shareholder approval.

In accordance with the provisions of the Companies Act:

•

an issue of shares must be approved by a special resolution of the shareholders of a company if the shares are issued to a director or officer of the company or any other person related or inter-related to the company, save for certain exceptions, including an issue pursuant to an employee share scheme; and

•

an issue of shares in a transaction requires approval of the shareholders by special resolution if the voting power of the shares that are issued as a result of the transaction will be equal to or exceed 30 per cent. of the voting power of all the shares held by shareholders immediately before the transaction.

Issues for Cash

In accordance with the provisions of the JSE Listings Requirements and the Gold Fields MOI, shareholders may either convey a:

•	special authority to issue shares for cash on terms that are specifically approved by shareholders in a shareholders meeting in respect of a particular issue (Specific Issue for Cash); or

•

general authority to issue shares for cash on terms generally approved by shareholders in a shareholders meeting by granting the Board the authority to issue a specified number of securities for cash, which authority will be valid until the next annual general meeting or for 15 months from the date on which the resolution was passed, whichever period is shorter (General Issue for Cash).

In terms of the JSE Listings Requirements, a company may only undertake:

•

a Specific Issue for Cash or a General Issue for Cash on the basis that a 75 per cent. majority of votes cast by shareholders at a shareholders meeting must approve the granting of such authority to the directors;

•	a General Issue for Cash is subject to satisfactory compliance with certain requirements, including:

•	the shares that are the subject of a General Issue for Cash may not exceed 5 per cent, of the company’s listed shares; and

•

the maximum discount at which shares may be issued is 10 per cent. of the weighted average traded price of such shares measured over the 30 business days prior to the date that the price of the issue is agreed between the company and the party subscribing for the shares.

Pre-emptive rights

The Companies Act, the JSE Listings Requirements and the Gold Fields MOI require that any new issue of shares by Gold Fields must first be offered to existing shareholders in proportion to their shareholding in the Company, unless, among other things:

•	the necessary shareholder approvals have been obtained;

•	a capitalisation issue, an issue for an acquisition of assets (including another company) or an amalgamation or merger is to be undertaken; or

•	the shares are to be issued in terms of option or conversion rights.

Purchase of Shares

Gold Fields or any subsidiary of Gold Fields may, if authorised by special resolution by way of a general approval, acquire ordinary shares in the capital of Gold Fields in accordance with the Companies Act and the JSE Listings Requirements, provided among other things that:

•	the number of its own ordinary shares acquired by Gold Fields in any one financial year shall not exceed 10 per cent. of the ordinary shares in issue at the date on which this resolution is passed;

•	this authority shall lapse on the earlier of the date of the next annual general meeting or the date 15 months after the date on which the special resolution is passed;

•

the Board has resolved to authorise the acquisition and that the Group will satisfy the solvency and liquidity test immediately after the acquisition and that since the test was done there have been no material changes to the financial position of the Group;

•

the price paid per ordinary share may not be greater than 10 per cent. above the weighted average of the market value of the ordinary shares for the five business days immediately preceding the date on which an acquisition is made;

•	the number of shares acquired by subsidiaries of Gold Fields shall not exceed 10 per cent. in the aggregate of the number of issued shares in Gold Fields.

Item 9.A.5 Type and class of securities

Gold Fields’ ordinary shares are listed on the Johannesburg Stock Exchange Limited (JSE) and have no par value. As of 31 December 2020, the total number of outstanding ordinary shares was 883,333,518. Gold Fields’ ordinary shares are issued in registered (dematerialised) form. In addition, some of Gold Fields’ shareholders hold a limited number of the shares in certificated form.

The transfer of any Gold Fields certificated shares must be implemented in accordance with the provisions of the Companies Act, using the then common form of transfer. Dematerialised shares, which have been traded on the JSE, are transferred on the STRATE system and delivered five business days after each trade. The transferor of any share is deemed to remain the holder of that share until the name of the transferee is entered in Gold Fields’ register for that share. Since Gold Fields shares are traded through STRATE, only shares that have been dematerialised may be traded on the JSE. Accordingly, Gold Fields shareholders who hold shares in certificated form must dematerialise their shares in order to trade on the JSE.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B.3 Shareholder rights

Dividends and payments to shareholders

Gold Fields may make distributions (including the payment of dividends) from time to time in accordance with provisions of the Companies Act, the JSE Listings Requirements and the Gold Fields MOI. In terms of the Companies Act, a company may only make a distribution (including the payment of any dividend) if:

•	it reasonably appears that the company will satisfy the solvency and liquidity test immediately after completing the proposed distribution;

•

the board of the company, by resolution, has acknowledged that it has applied the solvency and liquidity test and reasonably concluded that the company will satisfy the solvency and liquidity test immediately after completing the proposed distribution.

In terms of the Companies Act, a company satisfies the solvency and liquidity test at a particular time if, considering all reasonably foreseeable financial circumstances of the company at that time:

•	the assets of the company, fairly valued, equal or exceed the liabilities of the company, as fairly valued; and

•	it appears that the company will be able to pay its debts as they become due in the ordinary course of business for a period of:

•	12 months after the date on which the test is considered; or

•	in the case of a distribution (including the payment of dividends), 12 months following that distribution.

Subject to the above requirements, the directors of Gold Fields may from time to time declare a dividend or any other distribution to shareholders in proportion to the number of shares held by them.

The Company must hold all monies due to the shareholders in trust indefinitely, subject to the laws of prescription. The Company shall be entitled at any time to delegate its obligations in respect of unclaimed dividends, or other unclaimed distributions, to any one of the Company’s bankers.

Voting Rights

Every shareholder of Gold Fields, or representative of a shareholder, who is present at a shareholders meeting has one vote on a show of hands, irrespective of the number of shares he or she holds or represents, provided that a representative of a shareholder shall, irrespective of the number of shareholders he or she represents, have only one vote. At a shareholders meeting, a resolution put to the vote shall be decided on a show of hands, unless a poll is demanded by not less than five persons having the right to vote on that matter, a person or persons entitled to exercise not less than one tenth of the total voting rights entitled to vote on that matter or the chairperson. Every Gold Fields shareholder is, on a poll, entitled to one vote per ordinary share held. Neither the Companies Act nor the Gold Fields MOI provide for cumulative voting.

A shareholder entitled to attend and vote at a shareholders meeting shall be entitled to appoint a proxy to attend, participate in, speak and vote at such shareholders meeting in the place of such shareholder. The proxy need not be a shareholder. However, the proxy may not delegate the authority granted to him or her as a proxy.

Rights to share in the company’s profits

See “—Dividends and payments to shareholders”.

Rights to share in any surplus in the event of liquidation

In the event of a voluntary or compulsory liquidation, dissolution or winding-up, the assets remaining after payment of all the debts and liabilities of Gold Fields, including the costs of liquidation, shall be dealt with by a liquidator who may, with the sanction of a special resolution, among other things, divide among the shareholders any part of the assets of Gold Fields, and may vest any part of the assets of Gold Fields as the liquidator deems fit in trust for the benefit of shareholders. The division of assets is not required to be done in accordance with the legal rights of shareholders of Gold Fields. In particular, any class may be given preferential or special rights or may be partly or fully excluded.

Redemption provisions

Not applicable.

Sinking fund provisions

Not applicable.

Liability to further capital calls by the Company

Not applicable.

Any provision discriminating against any existing or prospective holder of the ordinary shares as a result of such shareholder owning a substantial number of shares

Not applicable.

Item 10.B.4. Changes to shareholder rights

Amendments to Gold Fields’ Memorandum of Incorporation

The Gold Fields shareholders may, by the passing of a special resolution in accordance with the provisions of the Companies Act and the Gold Fields MOI, amend the Gold Fields MOI, including:

•	the creation of any class of shares;

•	the variation of any preferences, rights, limitations and other terms attaching to any class of shares;

•	the conversion of one class of shares into one or more other classes;

•	an increase in Gold Fields’ authorised share capital;

•	a consolidation of Gold Fields’ equity securities;

•	a sub-division of Gold Fields’ equity securities; and/or

•	the change of Gold Fields’ name.

Variation of Rights

All or any of the rights, privileges or conditions attached to Gold Fields’ ordinary shares may be varied by a special resolution of Gold Fields passed in accordance with the provisions of the Companies Act and the Gold Fields MOI.

Item 10.B.6 Limitations

There are no limitations imposed by South African law or by the Memorandum of Incorporation of Gold Fields on the rights of non-South African shareholders to hold or vote Gold Fields’ ordinary shares.

Item 10.B.7 Change in control

The MOI does not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the company (or any of its subsidiaries).

Item 10.B.8 Disclosure of shareholdings

The Companies Act requires a registered holder of Gold Fields shares who is not the beneficial owner of such shares to disclose to Gold Fields, within five business days of the end of every month during which a change has occurred in the beneficial ownership, the identity of the beneficial owner and the number and class of securities held on behalf of the beneficial owner. Moreover, Gold Fields may, by notice in writing, require a person who is a registered shareholder, or whom Gold Fields knows or has reasonable cause to believe has a beneficial interest in Gold Fields ordinary shares, to confirm or deny whether or not such person holds the ordinary shares or beneficial interest and, if the ordinary shares are held for another person, to disclose to Gold Fields the identity of the person on whose behalf the ordinary shares are held. Gold Fields may also require the person to give particulars of the extent of the beneficial interest held during the three years preceding the date of the notice. Gold Fields is obliged to establish and maintain a register of the disclosures described above and to publish in its annual financial statements a list of the persons who hold a beneficial interest equal to or in excess of 5 per cent. of the total number of ordinary shares issued by Gold Fields, together with the extent of those beneficial interests.

Item 10.B.9 Differences in the law

With respect to Items 10.B.2-10.B.8, there are no significant differences between the South African law and U.S. federal law.

American Depositary Shares (12.D.1 and 12.D.2)

Deposit Agreement

Gold Fields has an American Depositary Receipt facility. In connection with this facility, Gold Fields is party to a Deposit Agreement, dated as of 2 February 1998, as amended and restated as of 21 May 2002 among Gold Fields, The Bank of New York (The Bank of New York Mellon, or BNYM), as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder.

This summary is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs attached thereto. Terms used in this section and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary, located at 240 Greenwich Street, New York, New York 10286. The Depositary’s principal executive office is also located at 240 Greenwich Street, New York, New York 10286.

American Depositary Shares

An ADR is a receipt evidencing a specific number of American Depositary Shares (ADSs). Each Gold Fields ADS represents ownership interests in one Gold Fields ordinary share and the rights attributable to one Gold Fields ordinary share that Gold Fields will deposit with one of the custodians, which currently are Standard Bank of South Africa, First National Bank of South Africa and Societe Generale. Each Gold Fields ADS also represents securities, cash or other property deposited with BNYM but not distributed to holders of Gold Fields ADSs.

As BNYM will actually be the holder of the underlying ordinary shares, Gold Fields will not treat you as one of its shareholders. As a holder of ADSs, you will have ADS holder rights. A Deposit Agreement among Gold Fields, BNYM and you, as a Gold Fields ADS holder, sets out the ADR holders’ rights and obligations of BNYM, as depositary. New York state law governs the Deposit Agreement and the ADRs evidencing the Gold Fields ADSs.

You may hold ADRs either directly or indirectly through your broker or financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

BNYM will pay to you the cash dividends or other distributions it or the custodian receives on the ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your Gold Fields ADSs represent.

Cash

BNYM will convert any cash dividend or distribution Gold Fields pays on the ordinary shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars. If that is not possible on a reasonable basis, or if any approval from any government is needed and cannot be obtained, the Deposit Agreement allows BNYM to distribute the foreign currency only to those ADS holders to whom it is possible to do so or to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, BNYM will deduct any withholding taxes that must be paid under applicable laws. It will distribute only whole U.S. dollars and U.S. cents and will round any fractional amounts to the nearest whole cent. If the exchange rates fluctuate during a time when BNYM cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary shares

BNYM will distribute new ADRs representing any ordinary shares Gold Fields distributes as a dividend or free distribution, if Gold Fields requests that BNYM make this distribution and if Gold Fields furnishes BNYM promptly with satisfactory evidence that it is legal to do so. BNYM will only distribute whole ADRs. It will sell ordinary shares, which would require it to issue a fractional ADS and distribute the net proceeds to the holders entitled to those ordinary shares. If BNYM does not distribute additional cash or ADSs, each ADS will also represent the new ordinary shares.

Right to purchase additional ordinary shares

If Gold Fields offers holders of securities any rights, including rights to subscribe for additional ordinary shares, BNYM may take actions necessary to make these rights available to you. Gold Fields must first instruct BNYM to do so and furnish it with satisfactory evidence that it is legal to do so. If Gold Fields does not furnish this evidence and/or give these instructions, and BNYM determines that it is practical to sell the rights, BNYM may sell the rights and allocate the net proceeds to holders’ accounts. BNYM may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If BNYM makes rights available to you, upon instruction from you it will exercise the rights and purchase the ordinary shares on your behalf. BNYM will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay BNYM the exercise price and any charges the rights require you to pay. U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. In this case, BNYM may deliver the ADSs under a separate restricted deposit agreement, which will contain the same provisions as the Deposit Agreement, except for changes needed to put the restrictions in place. BNYM will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you.

Other distributions

BNYM will send to you anything else Gold Fields distributes on deposited securities by any means BNYM thinks is legal, fair and practical. If it cannot make the distribution in that way, BNYM may decide to sell what Gold Fields distributed—for example by public or private sale—and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what Gold Fields distributed, in which case the ADSs will also represent the newly distributed property.

BNYM is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holder. Gold Fields will have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution Gold Fields makes on its ordinary shares or any value for them if it is illegal or impractical for Gold Fields to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADSs?

BNYM will deliver the ADSs that you are entitled to receive in the offer against deposit of the underlying ordinary shares. BNYM will deliver additional ADSs if you or your broker deposit ordinary shares with the custodian. You must also deliver evidence satisfactory to BNYM of any necessary approvals of the governmental agency in South Africa, if any, which is responsible for regulating currency exchange at that time. If required by BNYM, you must in addition deliver an agreement transferring your rights as a shareholder to receive dividends or other property. Upon payment of its fees and of any taxes or charges, BNYM will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.

How do ADS holders cancel an ADS and obtain ordinary shares?

You may submit a written request to withdraw ordinary shares and turn in your ADRs evidencing your ADSs at the Corporate Trust Office of BNYM. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes, BNYM will deliver the deposited securities underlying the ADSs to an account designated by you at the office of the custodian. At your request, risk and expense, BNYM may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities represented by the ADSs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by BNYM.

Record Dates

Whenever any distribution of cash or rights, change in the number of ordinary shares represented by ADSs or notice of a meeting of holders of ordinary shares or ADSs is made, BNYM will fix a record date for the determination of the owners entitled to receive the benefits, rights or notice.

Voting of Deposited Securities

How do you vote?

If you are an ADS holder on a record date fixed by BNYM, you may exercise the voting rights of the same class of securities as the ordinary shares represented by your ADSs, but only if Gold Fields asks BNYM to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares.

However, you may not know about the meeting enough in advance to withdraw the ordinary shares. If Gold Fields asks for your instructions, BNYM will notify you of the upcoming meeting and arrange to deliver certain materials to you. The materials will (1) include all information included with the meeting notice sent by Gold Fields to BNYM, (2) explain how you may instruct BNYM to vote the ordinary shares or other deposited securities underlying your ADSs as you direct if you vote by mail or by proxy and (3) include a voting instruction card and any other information required under South African law that Gold Fields and BNYM will prepare. For instructions to be valid, BNYM must receive them on or before the date specified in the instructions. BNYM will try, to the extent practical, subject to applicable law and the provisions of the by-laws of Gold Fields, to vote or have its agents vote the underlying shares as you instruct. BNYM will only vote, or attempt to vote, as you instruct. However, if BNYM does not receive your voting instructions, it will give a proxy to vote your ordinary shares to a designated representative of Gold Fields, unless Gold Fields informs BNYM that either: (1) it does not want the proxy issued, (2) substantial opposition exists or (3) the matter materially and adversely affects the rights of holders of ordinary shares.

Gold Fields cannot assure that you will receive the voting materials in time to ensure that you can instruct BNYM to vote your ordinary shares. In addition, BNYM and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

Inspection of Transfer Books

BNYM will keep books for the registration and transfer of ADRs. These books will be open at all reasonable times for inspection by you, provided that you are inspecting the books for a purpose related to Gold Fields or the Deposit Agreement or the ADRs.

Reports and Other Communications

BNYM will make available for your inspection at its Corporate Trust Office any reports or communications, including any proxy material, received from Gold Fields, as long as these materials are received by BNYM as the holder of the deposited securities and generally available to Gold Fields shareholders. At Gold Fields’ written request, BNYM will also send copies of reports, notices and communications to you.

Reclassifications, Recapitalisations and Mergers

If Gold Fields:

•	changes the par value of any of the Gold Fields ordinary shares;

•	reclassifies, splits or consolidates any of the Gold Fields ordinary shares;

•	distributes securities on any of the Gold Fields ordinary shares that are not distributed to you; or

•	recapitalises, reorganises, merges, consolidates, sells its assets, or takes any similar action, then:

the cash, ordinary shares or other securities received by BNYM will become new deposited securities under the Deposit Agreement, and each Gold Fields ADS will automatically represent the right to receive a proportional interest in the new deposited securities; and BNYM may and will, if Gold Fields asks it to, distribute some or all of the cash, ordinary shares or other securities it received. It may also issue new Gold Fields ADSs or ask you to surrender your outstanding Gold Fields ADSs in exchange for new Gold Fields ADSs identifying the new deposited securities.

Amendment and Termination of the Deposit Agreement

How may the Deposit Agreement be amended?

Gold Fields may agree with BNYM to amend the Deposit Agreement and the Gold Fields ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and governmental charges, or prejudices an important right of Gold Fields ADS holders, it will only become effective 30 days after BNYM notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the agreement as amended. However, no amendment will impair your right to receive the deposited securities in exchange for your Gold Fields ADSs.

How may the Deposit Agreement be terminated?

BNYM will terminate the Deposit Agreement if Gold Fields asks it to do so, in which case it must notify you at least 30 days before termination.

BNYM may also terminate the agreement after notifying you if BNYM informs Gold Fields that it would like to resign and Gold Fields does not appoint a new depositary bank within 90 days.

If any Gold Fields ADSs remain outstanding after termination, BNYM will stop registering the transfer of Gold Fields ADSs, will stop distributing dividends to Gold Fields ADS holders, and will not give any further notices or do anything else under the Deposit Agreement other than:

•	collect dividends and distributions on the deposited securities;

•	sell rights and other property offered to holders of deposited securities; and

•	deliver ordinary shares and other deposited securities upon cancellation of Gold Fields ADSs.

At any time after one year after termination of the Deposit Agreement, BNYM may sell any remaining deposited securities by public or private sale. After that, BNYM will hold the money it received on the sale, as well as any cash it is holding under the Deposit Agreement, for the pro rata benefit of the Gold Fields ADS holders that have not surrendered their Gold Fields ADSs. It will not invest the money and has no liability for interest. BNYM’s only obligations will be to account for the money and cash. After termination, Gold Fields’ only obligations will be with respect to indemnification of, and to pay specified amounts to, BNYM.

Your Right to Receive the Ordinary Shares Underlying Your Gold Fields ADSs

You have the right to cancel your Gold Fields ADSs and withdraw the underlying ordinary shares at any time except:

•

due to temporary delays caused by BNYM or Gold Fields closing its transfer books, the transfer of ordinary shares being blocked in connection with voting at a shareholders meeting, or Gold Fields paying dividends;

•	when you or other ADS holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Gold Fields ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any provision of the Deposit Agreement.

Limitations on Obligations and Liability to Gold Fields ADS Holders

The Deposit Agreement expressly limits the obligations of Gold Fields and BNYM. It also limits the liability of Gold Fields and BNYM. Gold Fields and BNYM:

•	are only obliged to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law, any provision of the Gold Fields by-laws or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either of them exercises, or fails to exercise, discretion permitted under the agreement;

•

have no obligation to become involved in a lawsuit or proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other party unless they are indemnified to their satisfaction; and

•

may rely upon any advice of or information from any legal counsel, accountants, any person depositing ordinary shares, any Gold Fields ADS holder or any other person whom they believe in good faith is competent to give them that advice or information.

In the Deposit Agreement, Gold Fields and BNYM agree to indemnify each other under specified circumstances.

Requirements for Depositary Actions

Before BNYM will deliver or register the transfer of a Gold Fields ADS, make a distribution on a Gold Fields ADS, or permit withdrawal of ordinary shares, BNYM may require:

•

payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities, as well as the fees and expenses of BNYM;

•	production of satisfactory proof of the identity of the person presenting ordinary shares for deposit or Gold Fields ADSs upon withdrawal, and of the genuineness of any signature; and

•	compliance with regulations BNYM may establish consistent with the Deposit Agreement, including presentation of transfer documents.

BNYM may refuse to deliver, transfer, or register transfer of Gold Fields ADSs generally when the transfer books of BNYM are closed or at any time if BNYM or Gold Fields thinks it advisable to do so.

Pre-Release of Gold Fields ADSs

In certain circumstances, subject to the provisions of the Deposit Agreement, BNYM may deliver Gold Fields ADSs before deposit of the underlying ordinary shares. This is called a pre-release of Gold Fields ADSs. BNYM may also deliver ordinary shares prior to the receipt and cancellation of pre-released Gold Fields ADSs (even if those Gold Fields ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to BNYM. BNYM may receive Gold Fields ADSs instead of the ordinary shares to close out a pre-release. BNYM may pre-release Gold Fields ADSs only under the following conditions:

•

before or at the time of the pre-release, the person to whom the pre-release is being made must represent to BNYM in writing that it or its customer, as the case may be, owns the ordinary shares or Gold Fields ADSs to be deposited;

•	the pre-release must be fully collateralised with cash or collateral that BNYM considers appropriate; and

•	BNYM must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations BNYM considers appropriate. In addition, BNYM will limit the number of Gold Fields ADSs that may be outstanding at any time as a result of pre-release.

Governing Law

The Deposit Agreement is governed by the law of the State of New York.